Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-58542 on Form N-1A of our reports dated June 11, 2025, relating to the financial statements and financial highlights of Fidelity Series High Income Fund, Fidelity Short Duration High Income Fund, and Fidelity Women's Leadership Fund, appearing on Form N-CSR of Fidelity Summer Street Trust for the year ended April 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 18, 2025